EXHIBIT 21


                    SUBSIDIARIES OF GUARDSMAN PRODUCTS, INC.


     1.   Guardsman Products Limited, an Ontario, Canada corporation
          (wholly owned).

     2. G.C.I. Insurance Company, Limited, a Bermuda corporation (wholly owned).

     3. Guardsman UK Limited, a United Kingdom corporation (wholly owned).

     4. Armorguard Products, Inc., a New Jersey Corporation (wholly owned).

     5.   Altanta Sundries, Inc., a Georgia Corporation  (wholly owned).

     6. Guardsman Chemical International, Limited, a Virgin Islands Corporation (wholly owned).

     7.   Moline Paint Manufacturing Co., an Illinois Corporation
          (wholly owned).

     8. Moline Paint Manufacturing Co.-Tulsa, an Oklahoma Corporation (wholly owned subsidiary of Moline Paint Manufacturing Co.).


























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